Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 7, 2012 with respect to the consolidated financial statements and schedule, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended March 25, 2012 of Nathan’s Famous, Inc. and subsidiaries, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports, and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

New York, New York
November 2, 2012